Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:	News Media	Investor Relations
	Paul Fitzhenry	Antonella Franzen
	609-720-4261	609-720-4665

Tyco International to Acquire Signature Security

Transaction Brings Together Signature Security with Tyco’s ADT Business,

Creating Stronger Player in the Australian and New Zealand Security Industry

Schaffhausen, Switzerland, February 23, 2011: Tyco International Ltd. (NYSE: TYC) announced today that it has reached an agreement with Oceania Capital Partners Limited (ASX: OCP) to acquire OCP’s Signature Security Group for AU $171 million. Tyco intends to combine Signature Security’s Australian and New Zealand operations with its ADT Security business under the ADT name.

Signature Security is a leading provider of electronic security services in Australia and New Zealand, providing security installation and monitoring services to more than 90,000 premises with annualized revenue of approximately AU $80 million. ADT, part of Tyco’s security solutions business, is the world’s largest electronic security provider with approximately 9 million customers around the world and 2010 revenue of $7.7 billion.

“This acquisition provides us with the opportunity to strengthen ADT’s business in the Australian and New Zealand security markets while advancing our strategy for growth in the global security industry,” said Ed Breen, Tyco Chairman and Chief Executive Officer. “Signature Security is an excellent strategic fit with our ADT business, providing us with increased scale and attractive operating synergies.”

According to Robert Zhu, President, ADT Asia-Pacific, both ADT and Signature are well managed businesses with strong operating platforms and a shared focus on providing outstanding customer service.

“Adding Signature Security to our portfolio means that we will be an even stronger partner for our customers as we leverage its experienced team of employees and geographic footprint.

This will enable us to broaden our sales, installation and service capabilities in the Australia and New Zealand markets.”

The transaction is expected to close during the third quarter of Tyco’s fiscal year, which quarter begins on April 1, 2011. The transaction is subject to customary closing conditions.

ABOUT TYCO INTERNATIONAL

Tyco International Ltd. (NYSE: TYC) is a diversified, global company that provides vital products and services to customers around the world. Tyco is a leading provider of security products and services, fire protection and detection products and services, valves and controls, and other industrial products. Tyco had 2010 revenue of $17 billion and has more than 100,000 employees worldwide. More information on Tyco can be found at www.tyco.com.

ABOUT ADT SECURITY

With more than a century’s worth of experience, ADT Security is the world’s largest electronic security company, providing electronic security solutions to more than nine million residential, commercial and retail customers worldwide.  ADT Security’s products include alarm systems and integrated security applications that link access control, CCTV, electronic article surveillance and source tagging systems.  www.adtsecurity.com.au

ABOUT SIGNATURE SECURITY

Signature Security Group, headquartered in Sydney, Australia, is one of the leading providers of security system installation and monitoring services for residential and commercial properties in Australia and New Zealand, servicing over 90,000 premises. For more information, please visit www.signaturesecurity.com.au

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